                                                                    EXHIBIT 23.1

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Therma-Wave, Inc.

     We have audited the accompanying consolidated balance sheet of Therma-Wave, Inc. as of March 31, 1998, and the related consolidated statements of operations, mandatorily redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the two years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Therma-Wave, Inc. at March 31, 1998 and the consolidated results of its operations and its cash flows for each of the two years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                       ERNST & YOUNG LLP

San Jose, California
May 1, 1998